Exhibit 3.2

STATE of DELAWARE

CERTIFICATE OF ELIMINATION OF SERIES A CONVERTIBLE PREFERRED STOCK

for

SATCON TECHNOLOGY CORPORATION

The Corporation, SATCON TECHNOLOGY CORPORATION, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:                   That on February 13, 2003, the Board of Directors of the Corporation adopted the resolutions creating the Series A Convertible Preferred Stock (“Series A Preferred”), in which a Certificate of Designation was filed with the Delaware Secretary of State on February 14, 2003.

SECOND:              That on December 11, 2007, at a meeting of the Board of Directors of the Corporation, the resolutions below were duly adopted:

RESOLVED:         No shares of Series A Preferred are outstanding and none will be issued in the future subject to the Certificate of Designation.

RESOLVED:         That the Company file these resolutions with the Secretary of State of Delaware in accordance with the General Corporation Law of the State of Delaware to eliminate the Certificate of Designation from the Company’s Certificate of Incorporation.

RESOLVED:         That, in connection with the foregoing, each of the President and Chief Executive Officer or any Vice President of the Company (the “Proper Officers”) is authorized to execute, seal, acknowledge, and deliver in the name of and on behalf of the Company such instruments, agreements, documents and papers relating to the foregoing resolutions as may be appropriate, each in such form and upon such terms as the officer(s) and/or person(s) so authorized determines, such execution and delivery to be conclusive of such officer’(s) and/or person’(s) authority so to act in the name of and on behalf of the Company.

RESOLVED:         That all prior lawful acts taken or caused to be taken by or on behalf of the Company by each of the Proper Officers and authorized agents in connection with the foregoing resolutions and all other documents and actions ancillary thereto be, and hereby are, confirmed, ratified adopted and approved as acts of the Company.

SECOND:              That said resolutions were duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware Section 151(g).

IN WITNESS WHEREOF, said David B. Eisenhaure, President and Chief Executive Officer of the Corporation, has caused this Certificate of Elimination to be signed this 20th day of December, 2007.

BY:	/s/ David B. Eisenhaure
Name: David B. Eisenhaure
Title: President and Chief Executive Officer